Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 16, 2018 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.065637 per unit, payable on March 14, 2018, to unit holders of record on February 28, 2018.

This month’s distribution increased from the previous month due to an increase in oil pricing but offset by a decrease in gas pricing, with overall production being slightly lowered for the month of December.

Capital expenditures on the Waddell Ranch are higher this month than the previous month, with it being mostly facility projects for the remainder of the year of 2017.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 56,424 barrels of oil and 328,064 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 22,459 barrels of oil and 131,964 Mcf of gas. The average price for oil was $55.48 per bbl and for gas was $3.31 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,216,730. Deducted from these would be the Lease Operating Expense (LOE) of $1,665,707, taxes of $175,258, adding back in the reimbursement of ad valorem taxes of $19,943 and Capital Expenditures (CAPEX) of $244,937 totaling $2,065,959 resulting in a Net Profit of $2,150,771 for the month of January. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,613,078 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	56,424	328,064	22,459	131,964	*	$55.48	$3.31	**
Texas Royalties	22,504	24,590	21,379	23,360	*	$54.48	$5.76	**
Prior Month
Waddell Ranch	55,470	313,618	24,872	141,604	*	$53.55	$3.80	**
Texas Royalties	22,661	23,957	21,528	22,759	*	$52.05	$7.87	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,504 barrels of oil and 24,590 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,379 barrels of oil and 23,360 Mcf of gas. The average price for oil was $52.48 per bbl and for gas was $5.76 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,367,684. Deducted from these would be taxes of $179,637 and adding back in the reimbursement of ad valorem taxes of $487,025 resulting in a Net Profit of $1,675,072 for the month of January. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,591,319 to this month’s distribution.

General and Administrative Expenses deducted for the month were $146,998 resulting in a distribution of $3,059,281 to 46,608,796 units outstanding, or $0.065637 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2017 tax information packets are expected to begin mailing directly to unitholders in early March 2018. A copy of Permian’s 2017 tax information booklet is now available on Permian’s website. The Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators have been updated on Permian’s website for 2017 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:            Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839